UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. __)

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IFT CORPORATION
(Exact Name of Registrant as Specified in its Charter)

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IFT CORPORATION
Intercontinental Business Park
15402 Vantage Parkway East, Suite 322
Houston, Texas 77032

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

Dear Stockholder:

The purpose of this letter is to inform you that stockholders representing 75.07 % of our outstanding common stock on October 7, 2005 approved a change of name and an increase in the authorized common stock capitalization limit of our Company. The name change and increase in the authorized common stock capitalization limit were also approved by our Board of Directors. Such approval will be effective 20 calendar days after the date this letter and the accompanying Information Statement are mailed to you. Under Delaware law, our Restated Certificate of Incorporation, as amended, Bylaws, and the rules of the American Stock Exchange (the “Amex”), this consent will satisfy the stockholder approval requirement for the approval of the change of name and increase in the authorized common stock capitalization limit of our Company.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Section 228 of the Delaware General Corporation Law (the "DGCL") provides that the written consent of the holders of the outstanding shares of voting stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. Pursuant to Section 242 of the DGCL, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to amend our Restated Certificate of Incorporation. In order to eliminate the costs and management time involved in having a special meeting of Stockholders and obtaining proxies and in order to effect the resolutions as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company.

Pursuant to Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of the corporate action without a meeting of the stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No dissenters' or appraisal rights under the DGCL are afforded to the Company's stockholders as a result of the approval of the proposals. The accompanying Information Statement is for informational purposes only. It states the new name of the Company, describes why an increase in the authorized common stock capitalization limit is necessary, and contains other disclosures required by law in connection with stockholder approval of the change of name and increase in the authorized common stock capitalization limit of our Company.

Please read the accompanying Information Statement carefully.

IFT CORPORATION

Michael T. Adams
CEO

Houston, Texas
October 7, 2005

IFT CORPORATION
Intercontinental Business Park
15402 Vantage Parkway East, Suite 322
Houston, Texas 77032

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about August 11, 2005 to the stockholders of record of IFT Corporation at the close of business on September 30, 2005. This Information Statement is being sent to you for informational purposes only. No action is requested or required on your part.

This Information Statement is furnished by the board of directors of IFT Corporation. The terms “IFT”, “Company”, “we”, “us” or “our” refer to IFT Corporation, a Delaware corporation, unless the context indicates otherwise.

The Information Statement is being sent to stockholders of IFT to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and to provide information to all stockholders in connection with action by written consent taken on October 7, 2005 by certain stockholders collectively owning 75.07 % of our outstanding shares as of the record date described below. Such action constitutes the approval and consent of stockholders representing a sufficient percentage of the total outstanding shares to approve the change of name of our company and increase in our authorized common stock capitalization limit. Accordingly, the action will not be submitted to the other stockholders of our Company for a vote. The written consent will be effective on October 31, 2005 or 20 calendar days after the date this Information Statement is first mailed to all stockholders in accordance with Rule 14c-2(b) of the Exchange Act, whichever occurs first.

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common stock.

The board of directors fixed the close of business on September 30, 2005 as the record date for determining the stockholders entitled to receive this Information Statement pertaining to this action by written consent. As of the record date, there were 50,564,386 common shares outstanding. Each common share held as of the record date was entitled to one vote per share. We have no other voting securities outstanding. Approval of the change of name and increase in the authorized common stock capitalization limit of our Company were obtained by written consent of the stockholders rather than at a duly called meeting of stockholders.

PRINCIPAL STOCKHOLDERS

The following table presents information concerning the beneficial ownership of our shares of common stock as of September 30, 2005 by each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock, each of our current directors, each of our current (and a former) executive officers and all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Percentage of beneficial ownership is based on 50,564,386 shares outstanding on September 30, 2005. Shares of common stock subject to vesting or options that are currently exercisable or exercisable, within 60 days of September 30, 2005, are considered outstanding and beneficially owned by the person granted the shares or holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information set forth in the table below is presented as of September 30, 2005.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Beneficially Owned of Class (1)	Amount and Nature of Rights To Acquire Beneficial Ownership (2) (3)	Total Amount Beneficially Owned Including Rights To Acquire Beneficial Ownership	Percent Beneficially Owned including Rights To Acquire Beneficial Ownership of Class (4)
Directors:
Richard J. Kurtz, Chairman of the Board	36,522,283	72.23%	—	36,522,283	72.23%
Duck Pond Road
Alpine, New Jersey 07620

Lt. Gen. Arthur J. Gregg, US Army (Ret)	38,500	*	—	38,500	*
Gilbert M. Cohen	13,297	*	—	13,297	*
Michael T. Adams (5)	1,383,376	2.74%	26,000	1,409,376	2.79%

Other Named Executive Officers:
Douglas J. Kramer	—	—	—	—	—
Charles R. Weeks (6)	—	—	—	—	—
Dennis A. Dolnick (7)	—	*	3,180	3,180	*

All directors, and current and former, executive officers, listed above, as a group (7)	37,957,456	75.08%	29,180	37,986,636	75.14%
__________
*	Less than 1%
(1)	Based on 50,564,386 shares outstanding on September 30, 2005.
(2)
Represents common stock which the person has the right to acquire within 60 days after September 30, 2005. For current - Mr. Adams, and a former - Mr. Dolnick, executive officers, these shares may be acquired upon the exercise of 26,000 and 3,180 vested stock options, respectively.

(3)	See also Compensation of Directors and Executive Officers, Directors Compensation below.
(4)	Based on 50,593,566 shares deemed outstanding as of September 30, 2005 (Includes those shares in the “Amount and Nature of Rights to Acquire Beneficial Ownership” column).
(5)	Mr. Adams is also our CEO.
(6)	Mr. Weeks resigned August 31, 2005.
(7)	Information provided for Mr. Dolnick is up to the date of his resignation. Mr. Dolnick resigned as CFO and Treasurer on February 14, 2005 and as an employee on February 28, 2005.

MANAGEMENT

The following table provides information regarding our directors and executive officers as of October 6, 2005:

Directors

Richard J. Kurtz	64	Director since November 23, 1998
Chairman of the Board since February 8, 1999

Mr. Richard J. Kurtz has been president and chief executive officer of the Kamson Corporation, a privately held corporation, for the past 28 years. The Kamson Corporation has its principal executive offices located in Englewood Cliffs, New Jersey and currently owns and operates eighty one (81) investment properties in the Northeastern U.S. Mr. Kurtz is a graduate of the University of Miami and a member of its President's Club. Mr. Kurtz is also a member of the Board of Directors of Paligent, Inc., a publicly traded company on the NASD O-T-C bulletin board. Most notably, the Chamber of Commerce in Englewood Cliffs and the Boy Scouts of America chose him Man of the Year. Mr. Kurtz resides in Alpine, New Jersey and is currently Vice President and a member of the Board of Directors for the Jewish Community Center on the Palisades in Tenafly, New Jersey. He is also proud to be an elected member of the Board of Trustees and the Foundation Board for the Englewood Hospital and Medical Center of New Jersey as well as a member of the Board of Governors for the Jewish Home and Rehabilitation Center.

Lt. Gen. Arthur J. Gregg US Army (Ret.)	76	Director since February 21, 2000

Lt. Gen. Arthur J. Gregg, US Army (Ret.) has more than fifty-five years of distinguished professional experience, having held senior level management and command positions in the military and several executive positions in industry. During his career, through ongoing education and the nature of the positions he has held, General Gregg has developed a broad, keen and in-depth knowledge of business operations and management. His record of performance repeatedly demonstrates the ability to lead organizations to success including new businesses and turn around situations. Also, as a result of his extensive military and executive experience, he has considerable contacts and respect within federal government agencies and private industry. General Gregg continues an active schedule as a member of several corporate and academic boards. He chairs three of these boards. His education includes Harvard University, John F. Kennedy School of Government Concentrated Executive Program in National Security; Saint Benedict College Atchison, Kansas, Bachelor of Science in Business Administration (Summa cum Laude); Army War College, Carlisle Barracks, Pennsylvania, One-year graduate level college; Command and General Staff College, Fort Leavenworth, Kansas, One-year graduate level college.

Gilbert M. Cohen	73	Director since November 12, 2004

Mr. Gilbert M. Cohen was the co-founder, chief financial officer, and treasurer of The Kamson Corporation from 1969 to 2001. From 1960 to 1969, he was the treasurer of the Bruck Group, Four Companies - Subsidiaries of American Hospital Supply Corporation, a former New York Stock Exchange listed corporation. Mr. Cohen retired in 2001 and, on a voluntary basis, is a baseball coach for the Cavallini School in Upper Saddle River for the public school system. His professional memberships include the American Institute of CPAs and New York State Society of CPAs. Mr. Cohen received his B.A. in 1953 and B.S. in 1956 from Brooklyn College.

Michael T. Adams	40	Director since November 11, 2004
CEO since January 28, 2005

Mr. Michael T. Adams is the Chief Executive Officer of IFT since January 28, 2005. He was the President from August 1, 2003 and Executive Vice President and Corporate Secretary from March 1, 1999. Prior thereto, Mr. Adams held various officer capacities in IFT’s subsidiaries and was instrumental in the restructuring and establishment of operations in January 1997. He earned his Bachelor of Science degree in Business Administration in 1989, Master of Science degree in Business Administration in 1990 and Juris Doctor Degree in 1995, from Nova Southeastern University, located in Fort Lauderdale, Florida.

Executive Officers

Douglas J. Kramer	41	President and COO since January 28, 2005

President and Chief Operating Officer of IFT Corporation since January 28, 2005. Prior thereto, Mr. Kramer was employed by Foam Enterprises, Inc., a wholly-owned subsidiary of the BASF Corporation, which manufactures polyurethane foam systems for the construction and OEM markets. He held various positions at Foam Enterprises during his more than 7 years of employment. Mr. Kramer began in 1997 as western regional sales manager and immediately prior to joining IFT, was vice president of construction products. Mr. Kramer attended and studied Liberal Arts at Penn State University, New Kensington, Pennsylvania from 1982 to 1983 and Austin Community College and University of Texas from 1983 to 1986 in Austin, Texas.

C. David Stearnes	45	CFO and Treasurer since September 1, 2005

Chief Financial Officer and Treasurer of IFT Corporation since September 1, 2005. Before joining the Company, Mr. Stearnes was vice president - finance of NovoSci Corporation, a manufacturer and distributor of medical products used in cardiovascular surgery. His main role within the corporation was to head the Accounting and Finance departments. Prior thereto, Mr. Stearnes spent twenty years as corporate or plant controller in various domestic and international corporations - from wholesale distribution, chemical manufacturing, to the new homebuilder industry. These companies include Fleming Foods, Bunzl Western Packaging, Wisenbaker Builder Services, and over seven years as plant controller with Hempel Coatings and ICI Paints. Mr. Stearnes was with Devoe Paint and Coatings serving as plant controller in Houston, when ICI acquired the Devoe company. He has a Bachelor of Science in Accounting from Southeast Missouri State University.

________
- Charles R. Weeks resigned as CFO and Treasurer on August 31, 2005.
- Dennis A. Dolnick resigned as CFO and Treasurer on February 14, 2005 and as an employee on February 28, 2005.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Each director who is not an employee is reimbursed for actual expenses incurred in attending Board and committee meetings. We have a non-employee director incentive plan, Director Compensation Plan, providing for the issuance of restricted common stock to eligible directors for Board service fees and cash as retention fees (“Director Plan”) established on May 28, 2002. Under the Director Plan, up to 1,600,000 shares of restricted common stock may be issued. Each non-employee director who is then serving as a member of the Board is automatically granted an award consisting of a number of shares of our restricted common stock equal to: 48,000 shares for the Chairman of the Board, who is also a non-employee director; and 12,000 shares for other non-employee directors, upon initial election to the Board for a one year term (or a lesser amount prorated monthly if the initial election is for a shorter period), which restricted shares are subject to restrictions on transferability as well as a vesting schedule. In the event a recipient of a restricted stock award ceases to be a director for any reason other than death or total disability, any restricted shares of common stock which are then unvested are subject to forfeiture back to us. Once vested, the shares are no longer restricted from transferability pursuant to the terms of the Director Plan and are no longer subject to forfeiture by us upon termination of director status. The Director Plan is intended to be a nondiscretionary plan for purposes of rules and interpretations of the SEC relating to Section 16 of the Exchange Act.  Upon establishment of the Director Plan, a one-time grant of 1,168,000 post split shares of restricted stock was approved for the Chairman of the Board, which recognized his personal cost for substantially funding us and acting as Chairman of the Board without adequate compensation over a three-year period prior to the establishment of the Director Plan. This one-time grant automatically vests at the end of each year after the effective date of the Director Plan at the rate of 25% per year. The cash retention fees are payable on a quarterly basis of $4,000, $7,000 and $10,000 per year for serving continuously on the Board for one, two and three or more years, respectively. As of the date hereof, 876,000 shares have vested and 292,000 are scheduled to vest on May 28, 2006. We do not consider the shares of restricted common stock granted and issued under the Director Plan as outstanding at the time of grant due to vesting provisions. The shares of restricted common stock when granted are issued with a second restriction, held in our custody until they are earned and vested, and then, when earned and vested, are delivered to the respective non-employee director. At June 30, 2005, there were 364,000 shares of restricted common stock granted and issued (but not treated as outstanding nor delivered) and 51,233 shares eligible for grant under the Director Plan. As of the date hereof, we paid $12,000 in retention fees for the 2005 year, of which $10,000 was for Lt. Gen. Gregg, US Army (Ret.) and $2,000 for Mr. Cohen. No retention fees were paid in 2004.

Executive Compensation

The following table shows the compensation for our CEO and other most highly paid current executive officers (including a former executive officer), referred to as “Named Executive Officers”, for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE

				_______________	Long Term
		Annual Compensation			Compensation Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)
				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation (1)	Award(s)	Options (2)	Compensation
Michael T. Adams (3)	2004	$90,000	$—	$17,471	$—	6,500	$—
CEO	2003	$93,375	$—	$22,213	$—	6,500	$—
	2002	$105,000	$—	$42,457	$—	6,500	$—

Dennis A. Dolnick	2004	$79,166	$—	$15,078	$—	—	$—
Former CFO and Treasurer (4)	2003	$—	$—	$—	$—	—	$—
	2002	$—	$—	$—	$—	—	$—

_________________
(1)
For 2004, the amounts disclosed in this column consist of: (a) an aggregate of 16,000 shares of restricted common stock issued and valued in the aggregate at $5,764 to our CEO, as other compensation, pursuant to an employment agreement; and (b) an aggregate of $26,785 perquisites, of which Mr. Adams and Mr. Dolnick received car allowances for $7,800 and $5,700, respectively, and health/dental insurance for $3,907 and $9,378, respectively.

(2)
These amounts consist of vested incentive stock options. At the beginning of 2002, we granted 26,000 incentive stock options to Mr. Adams under our Key Employee Stock Option Plan covering a four year period pursuant to a written employment agreement, which vest in 6,500 increments upon satisfying an Excess Revenue Formula. A total of 6,500 options remained unvested for Mr. Adams at the end of 2004. On July 12, 2005, the Board of Directors accelerated the vesting of the remaining 6,500 options.

(3)	As of December 31, 2004, Mr. Adams held 146,983 shares of restricted common stock valued at $39,685.
(4)	Resigned as CFO and Treasurer on February 14, 2005 and as an employee on February 28, 2005.

Stock Options, Option Grants, Exercises and Holdings

The following tables show the number of stock options granted and shares covered by both exercisable and non-exercisable stock options for the Named Executive Officers included in this Information Statement as of December 31, 2004. There were no stock option exercises or any “in-the-money” stock option values to report for any Named Executive Officers in fiscal 2004.

Option Grants in Last Fiscal Year

The following tables summarize the stock option activity for the Named Executive Officers during 2004.

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees In Fiscal 2004	Exercise or Base Price Per Share	Expiration Date
Dennis A. Dolnick (1)	3,180	2%	$.95	3/16/2007
__________________
(1)	Resigned as CFO and Treasurer on February 14, 2005 and as an employee on February 28, 2005.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

	__________ Shares Acquired on	__________ Value	Number of Securities Underlying Unexercised Options at 12/31/04 (#)		Value of Unexercised In-the-Money Options at 12/31/04 ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael T. Adams	—	—	19,500	6,500	—	—
Dennis A. Dolnick (1)	—	—	3,180	—	—	—
__________________
(1)	Resigned as CFO and Treasurer on February 14, 2005 and as an employee on February 28, 2005.

Employment Contracts and Termination of Employment and Change in Control Arrangements

We entered into a long-term employment contract with our current CEO, Michael T. Adams, in his capacity at the time as Executive Vice President in 2002, which was superseded in 2005 (See Subsequent Events below). In 2004, we entered into an employment agreement with a former CFO, Mr. Dolnick, which terminated when he resigned in 2005 (See Letter Employment Agreement below).

Long Term Employment Contract

We entered into a Long Term Employment Contract to continue to employ Mr. Adams for a period beginning on January 1, 2002 and ending December 31, 2005 (“2002 Agreement”). Under the 2002 Agreement, we agreed to the following compensation: (i) annual base salary originally of $105,000; (ii) an aggregate of 64,000 shares of restricted common stock as other compensation, subject to vesting in 4,000 share increments on a quarterly basis; (iii) incentive stock options to purchase 26,000 shares for 100% of the fair market value of our common stock as of the date of grant, and, subject to vesting up to 6,500 per year from an Excess Revenue formula, exercisable within 5 years of the date of grant; (iv) performance awards for an aggregate of 34,000 shares of restricted common stock at 8,500 shares each year; (v) a discretionary bonus; (vi) medical, dental, and other benefits; and (vii) paid vacation and perquisites. We did not establish criteria for performance awards and no bonuses were paid to any executive officers during 2004. Mr. Adams did meet the Excess Revenue formula criteria to vest 6,500 stock options and received 16,000 shares of restricted common stock as other compensation during 2004. The 2002 Agreement was superseded in 2005 (See Subsequent Events below).

Letter Employment Agreement

We entered into a Letter Employment Agreement, effective March 16, 2005, with Mr. Dolnick, a former CFO, which terminated upon his resignation as CFO on February 14, 2005 and as an employee on February 28, 2005. During the time Mr. Dolnick was employed, his annual base salary was $100,000. Mr. Dolnick was also eligible to earn an annual bonus of 5,000 shares of restricted common stock for performance awards. We did not establish any criteria for performance awards and no bonuses were paid to any executive officers during 2004. Mr. Dolnick was granted 3,180 incentive stock options from his date of employment to December 31, 2004, and 4,000 stock options annually thereafter under a stock option plan. The stock options were granted at 100% of the fair market value of our common stock as of the date of grant, and, subject to vesting according to an Excess Revenue formula, exercisable within 3 years of the date of grant. Mr. Dolnick met the Excess Revenue formula calculation at the end of the 2004 year vesting 3,180 stock options. The remaining stock options were canceled upon his resignation. No severance was paid to Mr. Dolnick.

Change in Control

We did not terminate any employment agreements in 2004 due to a change-in-control (See Subsequent Events below).

Subsequent Events

Merger

Effective October 1, 2005 (“Effective Date”), IFT Corporation merged its wholly owned subsidiary, LaPolla Industries, Inc., into itself pursuant to the resolution of the board of directors of each respective entity. On the Effective Date of the merger, each of the directors and officers of LaPolla Industries, Inc. automatically resigned. The directors and officers of IFT Corporation immediately prior to the Effective Date remained the directors and officers of IFT Corporation.

Employment Agreements

Michael T. Adams

We entered into an Employment Agreement with Michael T. Adams, effective February 1, 2005 (“Adams Agreement”), which superseded his 2002 Agreement, to serve as CEO. Under the terms and conditions of the Adams Agreement, Mr. Adams agreed to work exclusively for us for a period of 4 years. His compensation was comprised of an annual base salary of $108,750 and up to 1 Million shares of restricted common stock, subject to the Company meeting certain sales goal thresholds and gross profit margins. The Company and Mr. Adams desired to make substantial amendments to the Adams Agreement which amendments taken together with the original agreement would have been too confusing and difficult to read and understand as a whole. As a result, we terminated the Adams Agreement and executed a new employment agreement with Mr. Adams on July 25, 2005 (“New Adams Agreement”). Under the terms and conditions of the New Adams Agreement, for a period beginning on July 25, 2005 through and including January 31, 2009, Mr. Adams is entitled to the following compensation and benefits: (a) Annual Base Salary of $108,750, reviewable annually; (b) Awards under equity or other plans or programs that we may from time to time, in our discretion, determine to put into effect; and (c) Transaction Bonus, as a long term cash-based incentive bonus, equal to one and one half percent (1½%), upon consummation of a Change in Control, of the “Transaction Value”, which means the aggregate consideration paid in respect of the Transaction, payable in one lump sum concurrent with the consummation of the Transaction, provided he is still employed by us.

Douglas J. Kramer

We entered into an Employment Agreement with Douglas J. Kramer, effective January 28, 2005 (“Kramer Agreement”), to serve as President and COO. Under the terms and conditions of the Kramer Agreement, Mr. Kramer agreed to work exclusively for us for a period beginning on the effective date of his agreement and ending on January 31, 2007, with an automatic two (2) year extension. His compensation was comprised of a $50,000 signing bonus, an annual base salary of $300,000, which base salary was to automatically increase to $350,000 when he caused certain goals to be met (e.g. revenue and margin), and up to 2 Million shares of restricted common stock, subject to meeting certain sales goal thresholds and gross profit margins. The Company and Mr. Kramer desired to make substantial amendments to the Kramer Agreement which amendments taken together with the original agreement would have been too confusing and difficult to read and understand as a whole. As a result, we terminated the Kramer Agreement and execute a new employment agreement with Mr. Kramer on July 25, 2005 (“New Kramer Agreement”). Under the terms and conditions of the New Kramer Agreement, for a period beginning on July 25, 2005 through and including January 31, 2009, Mr. Kramer is entitled to the following compensation and benefits: (a) Annual Base Salary of $300,000, which will automatically increase to $350,000 when, during any calendar year of his employment term, he causes the Company to derive $6 Million in sales directly or indirectly by his efforts with a 25% gross profit margin (Gross profit margin is calculated by taking Gross Profit and dividing it by Total Sales Revenue); (b) Awards under equity or other plans or programs that we may from time to time, in our discretion, determine to put into effect; and (c) Transaction Bonus, as a long term cash-based incentive bonus, equal to three and one half percent (3½%), upon consummation of a Change in Control, of the Transaction Value (as defined above), payable in one lump sum concurrent with the consummation of the Transaction, provided he is still employed by us.

Letter Agreements

C. David Stearnes

We entered into a Letter Employment Agreement, effective September 30, 2005, with C. David Stearnes to serve as CFO and Treasurer (“Stearnes Agreement”). Under the terms and conditions of the Stearnes Agreement, we agreed to the following compensation: (a) an annual base salary of $105,000, reviewable annually (which automatically increases by $10,000 if he obtains his CPA license by his first employment anniversary date); (b) health and dental insurance coverage for his and his family; (c) two weeks vacation per year; (d) a $5,000 cash bonus on December 31, 2005 and eligible for year end bonus consideration when, as and if bonuses are paid to other executives thereafter; and (e) participation in and any and all other plans as they may exist from time to time offered by us to our executives, including savings, pension, profit-sharing, and 401K plans, subject to the general eligibility and participation provisions set forth in such plans.

Roger C. Gregg

We entered into a Letter Agreement on July 25, 2005, with the former Vice President of Retail Construction Products, Roger C. Gregg (“Gregg Agreement”), employed in our former wholly-owned subsidiary, LaPolla Industries, Inc., which provides for a long term cash-based incentive bonus. Under the terms and conditions of the Gregg Agreement, for a period beginning on July 25, 2005 through and including May 31, 2009, Mr. Gregg will become eligible for a Transaction Bonus after he causes $10 Million in sales, directly or indirectly by his efforts, to occur, equal to one half of one percent (½%), upon consummation of a Change in Control, of the Transaction Value (as defined above), payable in one lump sum concurrent with the consummation of the Transaction, provided he is still employed by us. See Merger above.

Stock Options

On July 12, 2005, the Board of Directors of the Company approved the Equity Incentive Plan (“Equity Plan”), which became effective upon approval of stockholders in accordance with Rule 14c-2(b) of the Exchange Act on August 31, 2005. On July 12, 2005 (the “Grant Date”), the Administrator of the Equity Plan, subject to effectiveness of the Equity Plan, granted an aggregate of 2,940,000 options (“Options”), to Mr. Adams, Mr. Kramer, Mr. Weeks and Mr. Gregg, which vest after each respective (current or former) executive officer meets certain Sales Goal Thresholds and Gross Profit Margins. The Options, when vested, become exercisable based on a 25% and 75% formula over varying declining annual periods. Each of the Options has a term of 6 years from the Grant Date. The exercise price for these Options is $.67, which represents the fair market value of our common stock as traded on the Amex on the Grant Date. See Termination of Letter Agreement, Charles R. Weeks below (The 40,000 stock options granted to Mr. Weeks, the former CFO were unvested, and thus canceled, at the time of his resignation on August 31, 2005).

The following table sets forth information with respect to the above described stock options issued to current and former executive officers for your convenience.

Name and Position	Common Stock Underlying Options Granted (#) (1)	Exercise Base Price Per Share ($) (2)	Expiration Date
Michael T. Adams, CEO	400,000 (3)(4)	.67	7/11/2011
Douglas J. Kramer, President and COO	2,000,000 (3)(4)	.67	7/11/2011
Roger C. Gregg, Former Vice President (5)	500,000 (3)(4)	.67	7/11/2011
Charles R. Weeks, CFO and Treasurer (6)	40,000 (6)	.67	7/11/2011
_________
(1)	These options were granted on July 12, 2005 and became effective on August 31, 2005 upon approval of the stockholders of the Equity Plan.
(2)	The price reflects the closing price of our common stock as traded on the American Stock Exchange on July 12, 2005.
(3)	The vesting of these options is subject to the following sales goals (in millions - ‘M’) and gross profit margin (‘GPM’) performance criteria:
(i)
For Mr. Adams, 80,000 options will vest for each sales goal threshold of $12 M, $18 M, $24 M, $30 M and $40 M met by the Company for a fiscal year, on a non-repetitive basis (e.g., once a sales goal threshold has been met during any fiscal year, that same sales goal threshold is not eligible to be used again to vest additional options for any other fiscal year), with a 25% GPM.

(ii)
For Mr. Kramer, 480,000, 340,000, 340,000, 340,000 and 500,000 options, respectively, will vest for sales goals thresholds of $12 M, $18 M, $24 M, $30 M and $40 M, respectively, met by the Company for a fiscal year, on a non-repetitive basis (as described in footnote (3)(i)), with a 25% GPM.

(iii)
For Mr. Weeks, 8,000 options will vest for each sales goal threshold of $12 M, $18 M, $24 M, $30 M and $40 M met by the Company for a fiscal year, on a non-repetitive basis (as described in footnote (3)(i)), with a 25% GPM.

(iv)
For Mr. Gregg, 62,500 options will vest for each sales goal threshold of $5 M, $10 M, $15 M, $20 M, $25 M, $30 M, $35 M and $40 M met by the Company (caused directly or indirectly by his efforts) for a fiscal year, on a non-repetitive basis (as described in footnote (3)(i)), with a 27.5% GPM.

(4)
The options for Mr. Adams, Mr. Kramer, Mr. Weeks and Mr. Gregg, when vested, are exercisable based on a 25% and 75% formula over declining annual periods beginning on February 1, 2005, January 28, 2005, February 25, 2005 and June 1, 2005, respectively, and ending on January 31, 2009, January 31, 2009, February 24, 2009 and May 31, 2009, respectively. To illustrate: Assume 80,000 of Mr. Adams’ options vest upon the Company meeting the $12 M sales goal threshold with a 25% GPM on March 31, 2006 for the 2005 fiscal year, the options would be exercisable as follows: On March 31, 2006, 5,000 options; December 31, 2006, 5,000 options; December 31, 2007, 5,000 options; December 31, 2008, 5,000 options; and January 31, 2009, 60,000 options.

(5)	Formerly the Vice President of Retail Construction Products in the Company’s former wholly-owned subsidiary, LaPolla Industries, Inc. See Merger.
(6)	The 40,000 stock options granted to this former CFO were unvested, and thus canceled, at the time of his resignation on August 31, 2005. See Termination of Letter Agreement.

The determination of whether or not a particular sales goal threshold and gross profit margin, including any adjustments thereto, if any, is met for a given year by any of the current or former executive officers holding the stock options described above is made by the Compensation Committee based on the independent annual audited financial statements of the Company, as approved by the Audit Committee, and ratification and approval of such determination by the Board of Directors. The Gross profit margin requirement may be decreased or waived entirely for an acquisition or merger or otherwise adjusted as determined by the Compensation Committee.

Change in Control and Severance Arrangements

The employment agreements described above for Mr. Adams and Mr. Kramer provide for certain benefits in the event of a Change in Control of our Company and termination without cause, due to a disability or death or following a change in control. In addition, our Director Compensation Plan and the Equity Incentive Plan described elsewhere in this Information Statement, contain provisions for the accelerated vesting of benefits upon a Change in Control of the Company.

Change in Control

As used in the aforementioned current agreements and plans, a "Change in Control" means an Ownership Change Event or series of related Ownership Change Events (collectively, a "Transaction") in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event, the entity to which the assets of the Company were transferred. An "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company); or (iv) a liquidation or dissolution of the Company. The sole exception to Change in Control and Ownership Change Event as described above shall be any Change in Control that may result from the death or incapacity of Richard J. Kurtz wherein his interest is transferred to his heirs only. In such event for the purposes hereof, no Change in Control or Ownership Change Event shall be deemed to have occurred.

For Mr. Adams, Mr. Kramer and Mr. Gregg (subject to eligibility), if we undergo a Change in Control, each of them is entitled to a Transaction Bonus equal to 1 ½ %, 3 ½ %, and ½ %, respectively, of the Transaction Value, provided the named person is still employed by us. Additionally, For Mr. Adams, Mr. Kramer, and Mr. Gregg, pursuant to their stock option agreements, in the event of a Change in Control, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the "Acquiror"), may, without the consent of any of them, either assume our rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiror's stock. In the event the Acquiror elects not to assume or substitute for outstanding Options in connection with a Change in Control, we will provide that any unexercised and/or unvested portions of outstanding Options be immediately exercisable and vested in full as of the date 30 days prior to the date of the Change in Control. Any Options which are not assumed by the Acquiror in connection with the Change in Control nor exercised as of the time of consummation of the Change in Control will terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

Termination Without Cause

If Mr. Adams’ or Mr. Kramer’s employment is terminated by us without “cause”, each is entitled to (i) an amount equal to 6 and 4 months, respectively, annual base salary, (ii) the product of (I) any Awards which each can show that he reasonably would have received had he remained in such executive capacity with us through the end of the calendar year or 6 and 4 months, respectively, after the date of termination, whichever is greater, in which occurs his date of termination, multiplied by (II) a fraction, the numerator of which is the number of days in the calendar year in which the date of termination occurs through the date of termination and the denominator of which is 365, but only to the extent not previously vested, exercised and/or paid, (iii) for 6 and 4 months, respectively, following the date of termination, medical and dental benefits only to each of them on the same basis as such benefits are provided during such period to our senior executive officers, and (iv) to the extent not previously paid or provided, any other amounts or benefits which each is entitled to receive through the date of termination under any plan, program, policy or practice, or contract or agreement, including accrued vacation to the extent unpaid.

Termination Due to Disability or Death

If we terminate Mr. Adams or Mr. Kramer due to a disability or death, either of them or their estate will be entitled to an amount equal to 6 or 4 months’ Salary, respectively, and any other accrued compensation, plus such additional benefits, if any, as may be approved by the Company’s Board of Directors.

Termination Following Change in Control

For Mr. Adams and Mr. Kramer, if our Company or any successor terminates either of their agreements at any time during the employment period following a Change in Control of the Company: (a) each will be entitled to an amount equal to the Salary which would otherwise be payable over the remaining term of his respective agreement; and (b) any outstanding Awards (including substituted shares of the acquiring or surviving company in the case of a merger or acquisition) held by him or other benefits under any plan or program, which have not vested in accordance with their terms will become fully vested and exercisable at the time of such termination.

Termination of Letter Agreement

Charles R. Weeks

We entered into a Letter Employment Agreement, effective February 25, 2005, with Charles R. Weeks, a former CFO, which terminated upon his resignation on August 31, 2005. During the time Mr. Weeks was employed with us, his ending annual base salary was $150,000. Mr. Weeks was also granted an aggregate of 45,000 stock options, which were subject to vesting based on meeting corporate and individual goals and objectives. None of the stock options granted to Mr. Weeks vested prior to, and all of the stock options were canceled upon, his resignation. No severance was paid to Mr. Weeks. As of the date of this Information Statement, we have paid Mr. Weeks $8,750.00 in cash for consulting services related to the establishment of a new finance and accounting team at our new corporate headquarters located in Houston, Texas.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no members of the Compensation Committee who were officers or employees of IFT or any of its subsidiaries during the 2004 fiscal year or currently, were formerly officers of IFT, or had any relationship otherwise requiring disclosure hereunder.

EQUITY COMPENSATION PLANS

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information with respect to our equity compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance on an aggregated basis as of December 31, 2004.

Equity Compensation Plan Information

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	115,321 (1)	$ 3.16	1,097,443 (2)
Equity Compensation Plans Not Approved by Security Holders	70,000 (3)	$ 3.36	16,000 (4)
Total	185,321	$ 3.23	1,113,443

_______________
(1)	The equity compensation plans include:
(i)
Key Employee Stock Option Plan. This plan was originally established as the 2000 Stock Purchase and Option Plan, which was approved by stockholders on June 20, 2000. The Board of Directors amended the 2000 Stock Purchase and Option Plan, effective December 31, 2004, changing its name to the Key Employee Stock Option Plan (“Key Employee Plan”), combining its terms and conditions with the 2002 Stock Option Plan (which was approved by stockholders on May 28, 2002), and eliminated consultants and directors from eligibility under the Key Employee Plan. Under the Key Employee Plan, either Incentive Stock Options or Nonstatutory Stock Options may be granted. Generally, the options may be exercised beginning one year from the date of grant and expire in two to five years. The Key Employee Plan provides for the grant of an aggregate of 825,000 options, which are exercisable for common stock. As of December 31, 2004, there were 406,450 options exercised, 115,321 options outstanding and there remain 303,229 options available for grant under the Key Employee Plan. See also Compensation of Directors and Executive Officers, Subsequent Events, Stock Options.

(2)	The equity compensation plans include:
(i)	Key Employee Stock Option Plan. See Footnote (1)(i) above.
(ii)
Director Compensation Plan. This plan was originally named the 2002 Non-Employee Director Restricted Stock Plan, which was approved by stockholders on May 28, 2002. The Board of Directors amended the 2002 Non-Employee Director Restricted Stock Plan, effective December 31, 2004, to among other things, change its name to the Director Compensation Plan (“Director Plan”). As of December 31, 2004, there were 652,767 shares of restricted common stock granted and issued (but not delivered nor treated as outstanding) and 141,447 shares remaining eligible for grant under the Director Plan. Refer to Compensation of Directors and Executive Officers, Director Compensation above for the material features of the Director Plan.

(3)	The equity compensation plans include:
(i)
Non-Plan Options. The Company grants restricted options from time to time for special circumstances ("Non-Plan Options").  The Company did not grant any Non-Plan Options during 2004.  As of December 31, 2004, there were 50,000 Non-Plan Options exercised, 55,264 canceled/expired, and there remain 70,000 outstanding.

(4)	The equity compensation plan includes:
(i)
Long Term Employment Agreement. This amount includes the shares of restricted common stock remaining under a prior long term employment agreement between us and our CEO, entered into on January 1, 2002, which automatically vests in increments of 4,000 shares at the end of each calendar quarter and ending at the end of the 2005 year. As of July 12, 2005, vesting of the remaining 16,000 shares was accelerated and the shares have been issued.

AMERICAN STOCK EXCHANGE COMPLIANCE PLAN

On April 28, 2005, we received notice from the Amex indicating that the Company is below certain of the Exchange’s continued listing standards, specifically, Section 1003(a)(i) of the Amex Company Guide because our shareholders' equity is less than $2 Million and we have had losses from continuing operations and/or net losses in two out of our three most recent fiscal years; and Section 1003(a)(ii) of the Company Guide because our shareholders' equity is less than $4 Million and we have had losses from continuing operations and/or net losses in three out of our four most recent fiscal years. We were afforded the opportunity to submit a plan to regain compliance and on May 31, 2005 presented our plan to the Amex (“Compliance Plan”). On June 27, 2005, the Amex notified the Company that it accepted our Compliance Plan and granted us an extension of time to regain compliance with the continued listing standards. The extension of time was determined by the Amex to be no later than December 31, 2006. We are subject to periodic review by the Amex Staff during the extension period. Failure to make progress consistent with the Compliance Plan or failure to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the Amex. As part of our Compliance Plan, we advised the Amex that we intended to raise a substantial amount of monies in a private placement of restricted common stock from accredited sophisticated investors during the fourth quarter of 2005. Out of these proceeds, we intend to pay down millions of indebtedness owed by us directly or indirectly (through personal guarantees or co-borrowings) to the Chairman of the Board, make certain acquisition(s) of companies and/or plant and equipment to continue our present growth pattern, and maintain an adequate amount for working capital. Additionally, the Chairman of the Board has indicated that if we do not raise sufficient funds to satisfy his obligations that he may cancel his indebtedness in exchange for restricted common stock.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

As a result of the effectuation of an increase in our common stock capitalization limit from 60 Million shares to 65 Million shares, a total of 65 Million shares may be issued by us. This increase in the authorized common stock limitation may inure especially to the benefit of the Chairman of the Board. This increased capitalization will provide sufficient shares to enable us to deal with the need for future funds for continuing operations and to reduce indebtedness to our Chairman of the Board, who, as he has done in the past, may choose to offer to cancel our current indebtedness to him in exchange for restricted common stock. As of August 31, 2005, our current indebtedness to our Chairman of the Board consisted of approximately $4,279,408, plus accrued interest of approximately $126,194. Although the issuance of shares by us will further result in a dilution of your percentage of ownership of the outstanding shares of our increased common stock capitalization limit, such issuances, if made to cancel indebtedness, make investments in companies or plants and equipment, or raise funds for working capital and other proper corporate purposes, will cause an increase in the per share book value of your outstanding common stock. The effect of any dilution of percentage ownership and/or increase in book value cannot be determined until and only if, any of the aforesaid issuances occur. As of the date of this Information Statement, the Chairman of the Board has not made, or the Company accepted, any offer to cancel indebtedness, which would make the effect of such actions, if taken, determinable. Notwithstanding the foregoing, if any of the aforementioned actions are taken, and shares of common stock are issued by us, the total amount of shares of common stock outstanding will increase by the amount of such issuances and the percentage ownership of minority stockholders will decrease. Of course, the percentage ownership of common stock by the Chairman of the Board will increase.

APPROVAL OF A CHANGE OF NAME OF THE COMPANY

SUMMARY OF THE CHANGE OF NAME OF THE COMPANY

Our Board of Directors approved, declared it advisable and in the Company's best interests and directed that there be submitted to the holders of a majority of the Company's Common Stock for action by written consent, a proposed amendment to the Article numbered “FIRST” of the Company's Restated Certificate of Incorporation, to change the name of the corporation to LaPolla Industries, Inc. On October 7, 2005, stockholders owning greater than a majority of the outstanding shares of common stock approved the proposed amendment by action taken by written consents without a meeting in accordance with DGCL. No further vote of our stockholders is required. Such approval will be effective 20 calendar days after the date this Information Statement letter and the accompanying letter are mailed to you.

The purpose of the name change is to keep pace with the current business activities of the Company, which is now solely the business of its former wholly-owned subsidiary, LaPolla Industries, Inc., which marketed, sold, manufactured and distributed acrylic roof coatings, roof paints, sealers, roofing adhesives, and polyurethane foam and wall systems to the home improvement retail and industrial/commercial construction industries. The name change is reflected in the form and as part of an amendment to our Restated Certificate of Incorporation, as amended from time to time, which is included in Appendix A, and incorporated herein by this reference. When filed with the Delaware Secretary of State, the amendment will change the name of the corporation to “LAPOLLA INDUSTRIES, INC.”

APPROVAL OF AN INCREASE IN THE AUTHORIZED COMMON STOCK CAPITALIZATION LIMIT

SUMMARY OF THE INCREASE IN THE AUTHORIZED COMMON STOCK CAPITALIZATION LIMIT

Subject to approval of stockholders, our Board of Directors approved, declared it advisable and in the Company's best interests and directed that there be submitted to the holders of a majority of the Company's Common Stock for action by written consent, a proposed amendment to the Article and Section numbered “FOURTH” and “A” of the Company's Restated Certificate of Incorporation, to increase the authorized common stock capitalization limit from 60 Million to 65 Million shares of common stock, par value $.01. On October 7, 2005, stockholders owning greater than a majority of the outstanding shares of common stock approved the proposed amendment by action taken by written consents without a meeting in accordance with DGCL. No further vote of our stockholders is required. Such approval will be effective 20 calendar days after the date this Information Statement letter and the accompanying letter are mailed to you. The purpose of the additional authorized shares of common stock is to benefit the Company by providing flexibility to the Board of Directors, without requiring further action or authorization by the stockholders (except as may be required by applicable law or stock exchange requirements) to issue additional shares of common stock from time to time to respond to business needs and opportunities as they arise, or for other proper corporate purposes. These needs, opportunities and purposes might include, for example obtaining capital funds through public and private offerings of shares of common stock and using shares of common stock in connection with structuring possible acquisitions of businesses and assets. Additionally, the Board of Directors, in its discretion, could in the future declare stock splits or stock dividends or, subject to stockholder approval, increase, establish or extend stock option or stock award plans. No stock splits, dividends or other actions requiring the availability of the additional authorized shares of common stock have been approved by the Board of Directors as of the date hereof.

Increasing the number of authorized share of common stock will not have any immediate effect on the rights of current stockholders. However, the Board of Directors will have the authority to issue authorized shares of common stock without requiring future stockholder approval of those issuances (except as may be required by applicable law or stock exchange requirements). If the Board of Directors determines that an issuance of shares of the Company's common stock is in the best interests of the Company and its stockholders, the issuance of additional shares could have the effect of diluting the earnings per share or the book value per share of the outstanding shares of common stock or the stock ownership or voting rights of a stockholder. The holders of the Company's common stock have no preemptive right to purchase any of the additional shares of common stock to be issued.

See also American Stock Exchange Compliance Plan and Interest of Certain Persons in Matters to be Acted Upon.

The increase in the authorized common stock capitalization limit is reflected in the form and as part of an amendment to our Restated Certificate of Incorporation, as amended from time to time, which is included in Appendix A, and incorporated herein by this reference. When filed with the Delaware Secretary of State, the amendment will increase the authorized common stock capitalization of our Company from 60 Million shares to 65 Million shares.

OTHER MATTERS

As of the date of this Information Statement, the Company knows of no other matters to be submitted.

By Order of the Board of Directors

Sharmeen Hugue
Corporate Secretary

Houston, Texas
October 7, 2005

Appendix A

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION

IFT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: Pursuant to Section 228 of the Delaware General Corporation Law, as amended, and Article I, Section 7 of IFT’s Bylaws, with respect to a written consent of 75.07 % of the outstanding shares of Common Stock at the close of business on September 30, 2005, and a unanimous resolution of the Board of Directors of the corporation, setting forth proposed amendments to the Restated Certificate of Incorporation, as amended from time to time, of said corporation, declaring said amendments to be advisable and for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

"FIRST: Name. The name of the corporation is LAPOLLA INDUSTRIES, INC."

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article and Section thereof numbered "FOURTH", Section "A", so that, as amended, said Article's Section shall be and read as follows:

"FOURTH: Capital Stock. A. The total number of shares of stock which the Corporation shall have the authority to issue is Sixty Seven Million (67,000,000) shares of which Sixty Five Million (65,000,000) shall be common stock of the par value of One Cent ($.01) per share (hereinafter called the "Common Stock") and of which Two Million (2,000,000) shares shall be preferred stock of the par value of One Dollar ($1.00) per share (hereinafter called the "Preferred Stock")."

SECOND: That thereafter, pursuant to Section 228 of the Delaware General Corporation Law, as amended, and resolutions of its Board of Directors, consents in writing, in lieu of and without a meeting, without prior notice and without a vote, were duly executed wherein the necessary number of shares as required by statute, were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, said IFT CORPORATION has caused this certificate to be signed by Michael T. Adams, an Authorized Officer, this __ day of _______________, 2005.

BY:

TITLE OF OFFICER:	Chief Executive Officer

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